Exhibit 99.1

May XX, 2010

Member of Northern Growers, LLC

XXXX Street

XXXX, XXXX XXXXX

Dear Northern Growers Member:

As you are aware, a special meeting of the members of Northern Growers, LLC was held Monday, April 26, 2010 in Milbank, South Dakota.  We are pleased to announce that at the meeting, our members approved a proposal that would result in the reclassification of our existing Class A capital units into three classes of units:  Class A, Class B and Class C capital units.  With 144 members present at the special meeting, 69% voted in favor of reclassification.  Once we execute the reclassification, Northern Growers will shortly thereafter be permitted to discontinue its reporting obligations with the Securities and Exchange Commission, and the company will no longer be required to prepare annual, quarterly and other reports that have been available on the Securities and Exchange Commission’s website.

The enclosure should answer your questions regarding the reasons and the effects of reclassification.  Here are a few key points:

1.     The primary reason for undertaking the reclassification is to allow us to discontinue our reporting requirements with the SEC.

2.     Some of our members who hold Class A capital units will receive either Class B or Class C capital units when the reclassification becomes effective, depending on the number of units that a member holds.

3.     Dividends will be paid equally to all classes, although there will be differences in voting and transfer rights among the three classes.

4.     The reclassification will be effective on July 1, 2010.  Therefore, if you wish to sell capital units before the reclassification is effective, your trade must be listed with Alerus Securities by May 15, 2010.  All trades, regardless of whether you are purchasing or selling, must be completed and listed on the company’s books by June 30, 2010.

5.     Trades or transfers of new Class B and Class C capital units will not be permitted for one year beginning July 1, 2010.

6.     Once the reclassification is effective, you will receive from us more information about how to exchange your Class A certificates for Class B or Class C certificates.

We are excited about the benefits this transaction will bring to the company and hope you share in our enthusiasm.  In the meantime, if you have any questions feel free to contact Kari Casper at (605) 862-7902.

Sincerely,
/s/ Robert Metz	/s/ Robert Narem
Robert Metz	Robert Narem
Northern Growers President	Northern Growers CEO/CFO

NORTHERN GROWERS, LLC RECLASSIFICATION TRANSACTION

FREQUENTLY ASKED QUESTIONS

At the special meeting of our members held on April 26, 2010, our members approved our Sixth Amended and Restated Operating Agreement and, as a result, the reclassification of some of our Class A capital units into new Class B and Class C capital units.  Following the reclassification, which we plan to effect on July 1, 2010, Northern Growers, LLC will “go private” and suspend its reporting obligations with the Securities and Exchange Commission (SEC).  We know that you have many questions about the reclassification and the suspension of our reporting obligations with the SEC.  The following discussion is meant to answer some of the most frequently asked questions.  Of course, if you have additional questions, please call Kari Casper at (605) 862-7902.

Q:      What is the “reclassification” transaction?

•      In general terms, it is a transaction that will enable Northern Growers to eliminate its reporting obligations to the SEC, meaning that we will no longer file 10-K, 10-Q and 8-K reports with the SEC.

•      More specifically, the “reclassification” means that Northern Growers is creating two new classes of units, and some of our existing members holding Class A units will have their units reclassified into — that is, exchanged for — new Class B or Class C units.

Q:      Why are we undertaking this transaction?

•      Our board of managers has determined that there are many benefits to going private and eliminating our SEC reporting.

•      We would like to eliminate the public disclosure of our business operations that are required for reporting companies.  We feel that these public disclosures may put us at a competitive disadvantage.

•      We can reduce our significant costs associated with making public filings and complying with the extensive SEC regulations adopted in the past few years.  Those costs include the fees of accountants, attorneys and other professionals.

•      Our units have a very low trading volume, which means you get little benefit from our being a public company.  This is particularly true because of the restrictions on trading that we have to impose in order to avoid being a “publicly traded partnership.”

•      We would like to ease the burdens placed on our management and employees that result from our being public, allowing them to focus more attention on the company’s business.

Q:      How will the reclassification affect me?

•      Class A members of record with 70,000 or more Class A units will remain Class A members in the reclassification.

•      Your units will be reclassified if you hold fewer than 70,000 Class A units.

•      If you hold at least 40,000 Class A units but fewer than 70,000 Class A units, you will receive Class B units for each Class A unit when the reclassification is effected.  For example, if you hold 50,000 Class A units at July 1, 2010, then your Class A units will be reclassified and exchanged for 50,000 Class B units.

•      If you hold less than 40,000 Class A units, you will receive Class C units for each Class A unit when the reclassification is effected.  For example, if you hold 30,000 Class A units at July 1, 2010, then your Class A units will be reclassified and exchanged for 30,000 Class C units.

•      All of our members, regardless of the class of units held by them, will continue to have the same equity/economic interest in Northern Growers.  Holders of our new Class B and Class C units will continue to share in Northern Growers’ profits and losses, will receive the same dividends and distributions as the Class A members and will be entitled to realize the same value per unit as the continuing Class A members in the event of any future sale of the company.

•      The Class A, Class B and Class C units will have different rights with respect to voting, elections of board managers, transfer restrictions and minimum-holding requirements.

•      The reclassification is a one-time exchange of capital units that will occur on July 1, 2010.  For example, if on July 1, 2010, you hold 70,000 Class A units, your units will not be reclassified and you will continue to hold Class A units.  If after July 1, 2010, you sell any of your Class A units so that you hold less than 70,000, your remaining Class A units will not be reclassified and you will continue to hold Class A units.

Q:      What are the terms of the Class A, Class B and Class C units?

TERM	A	B	C

Economic Rights	Entitled to share in profits, losses and distributions pro rata with all other members	Entitled to share in profits, losses and distributions pro rata with all other members	Entitled to share in profits, losses and distributions pro rata with all other members

Board Representation	Elect 9 of 15 board members as Class A managers May remove appointed board member by majority vote	Elect 5 of 15 board members as Class B managers May remove appointed board member by majority vote	Elect 1 of 15 board members as Class C manager May remove appointed board member by majority vote

Voting

Entitled to vote on all matters that require consent of the company’s members

The following matters specifically require approval:

 (a) merger/consolidation; sales of substantially all assets

 (b) voluntary dissolution

 (c)  amendment of operating agreement

 (d) as required by law

		Entitled to vote on: (a) voluntary dissolution (b) amendment of operating agreement if Class B rights are affected (c) as required by law	Entitled to vote on: (a) amendment of operating agreement if Class C rights are affected (b) as required by law

Minimum Ownership	Must hold at least 10,000 Class A capital units	Must hold at least 5,000 Class B capital units	Must hold at least 2,500 Class C capital units

Transfer Restrictions	Board approval required Must be sold in blocks of at	Board approval required Must be sold in blocks of	No board approval required Must be sold in blocks of 500

TERM	A	B	C

	least 2,500 Class A capital units	1,000 Class B capital units Transfers by a Class B unit holder that would result in more than two new Class B unit holders in a single fiscal year not permitted	Class C capital units Transfers by a Class C unit holder that would result in more than two new Class C unit holders in a single fiscal year not permitted

Q:   When will this transaction happen?

•      The reclassification will be effective on July 1, 2010.  This timing will provide you with additional time in which to consolidate ownership or divest yourselves of capital units during our second quarter trading window, which will allow you to have some control over which class of capital units you will receive in the reclassification.  For members who wish to divest and sell through our qualified matching system/alternative trading system (QMS/ATS System) operated through Alerus Securities, they will need to list their units on the QMS/ATS System between now and May 15, 2010, due to IRS rules.  For members who wish to divest but not sell through QMS/ATS System, that is transfer through another process (e.g., sale to family members, gift, assignment, etc.), they have until June 30, 2010 to complete the transaction. For members who wish to consolidate ownership and buy units through QMS/ATS System, due to IRS rules, you will need to be matched with a seller who has listed their units on or before May 15th (offers to buy can be made after May 15th so long as it is matched with a seller who listed his or her units before May 15th). Otherwise, most all other consolidating transactions can be made between now and June 30.

Q:   What if I don’t want to participate in the transaction?  How can I keep my Class A units?

•      Members who have less than 70,000 capital units and would prefer to continue as Class A members may do so by 1) acquiring sufficient Class A capital units so that they hold at least 70,000 Class A capital units in their own name immediately prior to the transaction, by 2) combining ownership of the units with those owned by family members or other members into one record account, or by 3) transferring their units into a brokerage or nominee account so that it is held by an entity holding a total of at least 70,000 Class A capital units.

•      The reclassification will not occur until July 1, 2010.  This timing will provide you with additional time in which to consolidate ownership of capital units during our second quarter trading window, which will allow you to have some control over which class of capital units you will receive in the reclassification.

Q:   What if I have at least 70,000 units but wish to receive Class B or Class C capital units as part of the transaction?

•      Record holders may reduce their ownership of record to fewer than 70,000 Class A capital units by selling or gifting some of the units or transferring to a separate record account some of their Class A capital units.

•      The reclassification will not occur until July 1, 2010.  This timing will provide you with additional time in which to divest yourselves of capital units during our second quarter trading window, which will allow you to control which class of capital units you will receive in the reclassification.

Q:   What if I want to sell my units and get out of the company before you undertake this transaction?

•      Members will be permitted to sell their units until the effective date of the reclassification, as long as sales are in compliance with our Capital Units Transfer System.  Once again, capital units will need to be listed with Alerus by May 15.

Q:   If my units are reclassified, how and when will I get my new units?

•      Unit members will receive their new units promptly after the transaction is completed by the surrender of unit certificates and issuance of new certificates by the company.

Q:   How will I be able to sell my units if Northern Growers is no longer public?

•      The company will continue to operate its Capital Units Transfer System in the same manner as it was previously operated.   Trades will be facilitated through the QMS/ATS system operated through Alerus.

•      Units may see some drop in liquidity as public information about the company will no longer be available.

Q:   If I get new Class B or Class C units, what restrictions will there be on my ability to trade units?

•      If you receive new Class B or Class C units, the units will not have been registered and therefore transfers will need to be exempt from registration.  New Class B or Class C units will not be tradable on QMS/ATS for the initial year after issuance and sales will be limited to certain circumstances due to federal and state securities laws.  Thereafter, the “restricted”

nature of units will depend on how long units have been held and whether the holder is an affiliate of Northern Growers.

Q:   If Northern Growers is no longer a reporting company, how will I know how the company is doing?

•      We plan to provide you with quarterly and annual financial information and will continue to hold annual meetings of our members.